UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	December 22, 2011

First Security Group, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Tennessee
(State or Other Jurisdiction of Incorporation)

000-49747	58-2461486
(Commission File Number)	(IRS Employer Identification No.)

531 Broad Street, Chattanooga, Tennessee	37402
(Address of Principal Executive Offices)	(Zip Code)

(423) 266-2000
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

Appointment of Michael Kramer as Chief Executive Officer and Director of First Security Group, Inc.

On December 22, 2011, Michael Kramer, 53, was named Chief Executive Officer and a director of First Security Group, Inc. (“First Security”) following First Security’s receipt of standard regulatory non-objection from the Federal Reserve Bank of Atlanta.  Mr. Kramer succeeds Rodger Holley, who resigned as CEO of First Security in April 2011.  As previously announced, Mr. Kramer currently also serves as chief executive officer for FSGBank, N.A., First Security’s wholly-owned bank subsidiary (the “Bank”).

Kramer has more than 20 years of executive leadership in commercial and retail banking, correspondent banking, credit and risk management, treasury management services, banking operations/technology and market management.  Prior to his appointment at First Security, Mr. Kramer was most recently managing director of Ridley Capital Group, a private equity/merchant banking firm focused on financial service companies.  Before joining Ridley Capital, Mr. Kramer served from 2006 through 2010 as a director, Chief Executive Officer and President of Ohio Legacy Corporation, a bank holding company based in Wooster, Ohio.  During his five year tenure, he led a Board and management reorganization, executing a successful credit turnaround strategy and balance sheet transformation.  First Security believes that Mr. Kramer’s experience and attributes also well-qualify him to serve as part of the company’s board of directors.

Pursuant to his appointment as CEO of First Security, Mr. Kramer, First Security and the Bank entered into an at-will Employment Agreement, dated December 28, 2011 (the “Agreement”).  The Agreement is attached as Exhibit 10.1. The Agreement provides that Mr. Kramer will an annual base salary of $325,000 and be eligible to participate in First Security’s incentive and equity compensation programs, subject to any regulatory restrictions on such participation.  As an inducement for Mr. Kramer to join First Security, the Compensation Committee of the Board of Directors awarded Mr. Kramer a restricted stock grant of 35,000 shares of First Security’s common stock on December 28, 2011.  Mr. Kramer will also be entitled to receive standard automobile and relocation allowances, and be eligible to participate in certain other benefits programs open to other similarly situated employees of First Security.  In the event of Mr. Kramer’s resignation or upon an involuntary termination of his employment with First Security for cause, Mr. Kramer will be subject to certain non-compete provisions within the Bank’s current market area and he will also be subject to non-solicitation and non-disparagement provisions for two years following his departure from First Security for any reason.

On December 29, 2011, the Company issued a press release announcing the appointment of Mr. Kramer as Chief Executive Officer, which is attached as Exhibit 99.1.

Resignation of Gene Coffman as President of First Security and the Bank

On December 28, 2011, Ralph E. “Gene” Coffman tendered his resignation as President and a director of each of First Security and the Bank.  It is anticipated that Mr. Coffman will remain employed by the Bank and serve as Executive Vice President – Special Projects and report directly to Mr. Kramer. Mr. Coffman has expressed no disagreement with First Security’s operations, policies or practices.

First Security currently anticipates Mr. Kramer being appointed President of each of First Security and the Bank upon receipt of regulatory non-objection.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

The following exhibits are being filed herewith:

No.	Description

10.1	Employment Agreement by and between D. Michael Kramer, First Security Group, Inc. and FSGBank, N.A., dated December 28, 2011.

99.1	Press Release, dated December 29, 2011. 1

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FIRST SECURITY GROUP, INC.

Dated: December 29, 2011
	By:	/s/ John R. Haddock
	Name:	John R. Haddock
	Title:	Chief Financial Officer
___________________________
1 The information provided in the attached press release shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section.